Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds):

We consent to the use of our reports dated September 27, 2018 on the financial statements of Oppenheimer Rochester AMT-Free Municipal Fund, Oppenheimer Rochester California Municipal Fund, Oppenheimer Rochester High Yield Municipal Fund, Oppenheimer Rochester Limited Term California Municipal Fund, Oppenheimer Rochester New Jersey Municipal Fund, and Oppenheimer Rochester Pennsylvania Municipal Fund, incorporated herein by reference, and to the references to our firm under the headings Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

    /s/ KPMG LLP

KPMG LLP

Denver, Colorado

November 21, 2019